Exhibit 10.4

American River Bankshares

Performance Based Restricted Stock Program

Term	Details
Approach	Awards earned are dependent upon performance of AMRB as compared to targets selected by AMRB’s Compensation Committee (“Compensation Committee”)
Award Target	Target awards based on annual salary: CEO 25%; CFO; COO; CCO at 20% each, and other selected executives at the CEO’s discretion (maximum 20% of salary). Target is set on once AMRB’s budget is approved by the Board of Directors. The performance based award program would replace the existing time vested awards program and is subject to the shareholders’ approval of the Company’s 2020 Equity Incentive Plan.
Metrics	The annual metrics would be set each year by the Compensation Committee as set forth in Exhibit A, attached.
Performance Period	The Performance Period is one year. The Performance Period begins on January 1st of each year and ends on December 31st of that year. For example the first Performance Period begins January 1, 2020 and ends on December 31, 2020.
Award Definition	Awards are set once the Company’s Audit Committee has approved the filing of the Company’s Form 10-K or its annual audited financial statements each year beginning in 2021 based on the Company’s performance in 2020 and continuing each year based on the Compensation Committee resetting the metrics (Exhibit A) each year.
Leverage

Up to 150% of target; minimum is 50% of target; awards forfeited at less than minimum or failure to meet credit quality metric.

Meeting AMRB performance target would equate to a 100% of the award being earned. Minimum would be meeting the minimum target as set forth in Appendix A in which case 50% of the award would be earned. Maximum would meeting the maximum target as set forth in Appendix A in which case 150% of the award would be earned. The qualifier is set using a credit quality metric as set forth in Appendix A. Failure to meet the credit quality qualifier would result in forfeiture of entire award. Awards are adjusted (interpolated) for achievement between minimum and maximum levels. These awards are also subject to the Clawback provisions as set forth in the American River Bankshares 2020 Equity Incentive Plan.

Extra-Ordinary Event	The Compensation Committee has the sole ability to decide if an extraordinary occurrence totally outside of management’s influence, be it a windfall or a shortfall, has occurred during the current Plan Year, and whether the annual performance metrics used in the plan design should be adjusted to neutralize the effects of such events.
Vesting Period	The awards would be earned (and granted) at the first Compensation Committee meeting following approval of the Company’s Form 10-K or audited financial statements each year. Awards would be granted with a three-year vesting period. For example awards earned during the period January 1, 2020 to December 31, 2020 would be awarded on March 17, 2021 and would become vested 1/3 each on March 17, 2022, March 17, 2023 and March 17, 2024.
Voting and Dividend Rights	These awards are also subject to the voting and dividend rights provisions as set forth in the American River Bankshares 2020 Equity Incentive Plan
Example Award	A participant with a base salary of $225,000 on January 1, 2020 and an award target of 20% would receive a value base of $45,000 ($225,000 x 20%). If the resulting performance for 2020 (January 1 through December 31, 2020) equated to 100% of the target during the performance period and AMRB’s stock was trading at $15.00 per share on March 17, 2021 (date of Compensation Committee meeting) then the participant would earn 3,000 ($45,000 divided by $15.00) shares and these shares would vest 1,000 shares each on March 17, 2022, March 17, 2023 and March 17, 2024. If the Company reaches the maximum performance in 2020 then the same participant would instead earn 4,500 shares (3,000 times 150%) and those shares would vest at 1,500 shares per year.